Exhibit 10.2

PRGX GLOBAL, INC.

PERFORMANCE UNIT AGREEMENT

THIS PRGX GLOBAL, INC. PERFORMANCE UNIT AGREEMENT (this “Agreement”) is entered into as of the     day of June, 2012 by and between PRGX Global, Inc., a Georgia corporation (the “Company”), and             (“Participant”).

WITNESSETH:

WHEREAS, the Company previously adopted that certain PRGX Global, Inc. Amended and Restated 2006 Management Incentive Plan, a copy of which is attached hereto (the “Plan”);

WHEREAS, Participant is an employee of the Company who has been selected to receive Performance Units (as defined in the Plan) subject to and in accordance with the terms of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the aforesaid premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto covenant and agree as follows:

1. The Plan. The Plan, as amended from time to time in accordance with its terms, is incorporated herein by this reference and made a part hereof. To the extent that anything herein is inconsistent with the Plan, the terms of the Plan shall control. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Plan.

2. Grant of Performance Units. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to Participant             Performance Units.

3. Vesting and Payment.

(a) Subject to the terms and conditions of the Plan and this Agreement, the Performance Units will become vested in accordance with the following schedule:

(1) 1/3 of the Performance Units (rounded down to the nearest whole Performance Unit) on June 19, 2013; and

(2) 1/3 of the Performance Units (rounded down to the nearest whole Performance Unit) on June 19, 2014; and

(3) All of the remaining Performance Units on June 19, 2015.

Any additional Performance Units issued or deemed to be issued to Participant as the result of a recapitalization, stock split or other adjustment event pursuant to Section 8 of the Plan shall vest and be paid in the same proportions, and on the same dates, as those Performance Units with respect to which the additional Performance Units were issued.

Notwithstanding the foregoing, Participant must remain continuously employed with the Company or a subsidiary or designated affiliate thereof from the date hereof until the applicable vesting date for any unvested Performance Units to vest on that date. All unvested Performance Units shall be forfeited following the termination of Participant’s employment with the Company and all subsidiaries and designated affiliates, except as otherwise provided in the Plan.

(b) Notwithstanding the foregoing, upon the occurrence of a Change in Control, all of the Performance Units will become vested in full, provided Participant has remained continuously employed with the Company or a subsidiary or designated affiliate thereof from the date hereof until the Change in Control. Accordingly, termination of Participant’s employment for any reason after the Change in Control will not result in forfeiture of the Performance Units.

(c) Payment of vested Performance Units shall be made within the thirty (30) days immediately following the date the Performance Units become vested.

(d) For so long as Participant holds outstanding Performance Units under this Agreement, if the Company pays any cash dividends on its Common Stock, then the Company will pay Participant in cash for each outstanding Performance Unit covered by this Agreement as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that Participant would have received had Participant owned that number of shares of Common Stock equal to the number of Participant’s outstanding Performance Units as of the record date of the dividend, within the thirty (30) days immediately following the record date of the dividend, provided Participant has remained continuously employed with the Company or a subsidiary or designated affiliate thereof from the date hereof until the applicable record date for such dividend. The additional payments to be made pursuant hereto shall be treated as a separate arrangement that is being provided outside of the Plan.

4. Nontransferability of Agreement. Except as may be otherwise provided in the Plan, this Agreement is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Agreement or such rights, this Agreement and such rights shall, at the election of the Company, become null and void.

5. Determinations by the Committee Pursuant to the Plan Final. The Participant understands and agrees that the Compensation Committee of the Company’s Board of Directors has been granted authority to interpret and apply the provisions of the Plan and this Agreement and that all determinations by the Committee shall be final and binding. The Participant further understands and agrees that the Committee owes no fiduciary or other duty to the Participant with respect to the Plan or this Agreement.

6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be given by (i) personal delivery, (ii) via facsimile, or (iii) by an internationally recognized commercial courier service addressed as follows:

If to the Company:	PRGX Global, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attention: Victor A. Allums
Phone: (770) 779-6610
Facsimile: (770) 779-3034

If to the Participant:

Notice shall be effective upon receipt. Either party may change its address by notice given in accordance with this Paragraph 6 designating such change of address.

7. No Special Employment Rights or Rights as a Shareholder. Participant shall in no event have any rights with respect to the common stock of the Company and shall in no event be treated as a shareholder of the Company by virtue of ownership of Performance Units. The grant of Performance Units to Participant pursuant to this Agreement shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to retain Participant in the employ of the Company, notwithstanding that such termination of employment could result in a reduction of amounts being paid to the Participant pursuant to the Plan and this Agreement.

8. Entire Agreement. This Agreement, together with the Plan, contains the sole and entire agreement of Company and Participant with respect to the transaction contemplated hereunder and no representation, inducement, promise or agreement, oral or written, between Company and Participant not incorporated herein shall be of any force or effect concerning the subject matter hereof. Any amendments to this Agreement shall be in writing and executed by the parties.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, legal representative, successors and permitted assigns.

10. Time is of the Essence. Time is of the essence of this Agreement.

11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Notwithstanding anything to the contrary herein, no pledge, hypothecation, sale, transfer, assignment or other disposition of any Performance Unit or any interest therein shall be valid unless the terms of this Agreement have been complied with.

12. Further Assurances. The parties to this Agreement agree to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of this Agreement.

13. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Georgia. If any term or provision hereof shall be held invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect. Any modification to this Agreement shall not be effective unless the same shall be in writing and such writing shall be signed by the parties hereto. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior understandings, agreements, or arrangements between the parties, both oral and written, with respect thereto. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14. Tax Consequences. Participant acknowledges that (a) there may be tax consequences upon payment of the Performance Units or the receipt of cash dividends hereunder and (b) Participant should consult Participant’s own tax adviser regarding the tax consequences of the Performance Units. The Performance Units and any dividend rights awarded under this Agreement are intended to be exempt from Code Section 409A as short-term deferrals that will be paid in all events within 2-1/2 months of the end of the calendar year in which Participant’s right to payment is no longer subject to a substantial risk of forfeiture. Participant, however, is solely responsible for determining the tax consequences of the Performance Units and for satisfying Participant’s tax obligations with respect to the Performance Units (including, but not limited to, any income or excise taxes resulting from the application of Code Section 409A), and the Company shall not be liable if the Performance Units are subject to Code Section 409A.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the     day of June, 2012.

PRGX GLOBAL, INC.

By:

Name:

Title:

PARTICIPANT

Name:

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